Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Merger

On June 7, 2019, GTx, Inc., a Delaware corporation (“GTx”) completed its merger with Oncternal Therapeutics, Inc., a Delaware corporation (“Private Oncternal”) in accordance with the Agreement and Plan of Merger and Reorganization, as amended on April 30, 2019 (the “Merger Agreement”) by and among GTx, Grizzly Merger Sub, Inc., a wholly-owned subsidiary of GTx (“Merger Sub”) and Private Oncternal. On June 7, 2019, pursuant to the Merger Agreement, the Merger Sub merged with and into Private Oncternal, with Private Oncternal surviving the merger and becoming a wholly-owned subsidiary of GTx (“the Merger”). In connection with the Merger, the name of Private Oncternal was changed to Oncternal Oncology, Inc., GTx effected a one-for-seven reverse stock split and GTx changed its name to Oncternal Therapeutics, Inc. (“Oncternal” or the “Company”). For accounting purposes, Private Oncternal is considered the acquiring company in the Merger.

In connection with the Merger: (i) each outstanding share of Private Oncternal’s convertible preferred stock were converted into shares of Private Oncternal’s common stock on a one for one basis, (ii) all of the outstanding shares of Private Oncternal’s common stock immediately prior to the Merger were then converted into shares of the Company’s common stock at an exchange rate of approximately 0.073386 shares of Private Oncternal’s common stock, as adjusted by a one-for-seven reverse stock split by GTx (the “Exchange Ratio”), (iii) all of Private Oncternal’s outstanding warrants to purchase shares of Series B-2 convertible preferred stock were converted into warrants to purchase shares of the Company’s common stock, as adjusted for the Exchange Ratio, and (iv) each outstanding vested and unvested option to purchase Private Oncternal’s common stock were converted into an option to purchase common stock of the Company, as adjusted for the Exchange Ratio.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP”). For accounting purposes, Private Oncternal is considered to be acquiring GTx and the Merger will be accounted for as an asset acquisition. Private Oncternal is considered the accounting acquirer even though GTx is the issuer of the common stock in the Merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Merger, substantially all the fair value is included in in-process research and development (“IPR&D”) and, as such, the acquisition will be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assume that the Merger took place on March 31, 2019, and combines the historical balance sheets of GTx and Private Oncternal as of such date. The unaudited pro forma condensed combined statement of operations data assume that the Merger took place as of January 1, 2018, and combines the historical results of GTx and Private Oncternal for the three months ended March 31, 2019 and the year ended December 31, 2018. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of GTx and Private Oncternal have been adjusted to give pro forma effect to events that are: (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company’s results.

GTx’s assets and liabilities will be measured and recognized at their estimated relative fair values allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Private Oncternal after the consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes, including accounting for the transaction as an asset acquisition. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for GTx’s operations and other changes in GTx’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had GTx and Private Oncternal been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of GTx and Private Oncternal, and their respective management’s discussion and analysis of financial condition and results of operations included in Form S-4/A filed with the Securities and Exchange Commission (“SEC”) by GTx (now known as “Oncternal Therapeutics, Inc.”) on May 6, 2019. GTx’ historical audited financial statements for the year ended December 31, 2018 are derived from GTx’s Annual Report on Form 10-K for the year ended December 31, 2018, and unaudited financial statements for the three months ended March 31, 2019 are derived from GTx’s Quarterly Report on Form 10-Q.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of GTx may materially vary from those of Oncternal. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Management is in the process of conducting a final review of GTx’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of GTx’s results of operations or reclassification of assets or liabilities to conform to Oncternal’ accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2019

(in thousands)

	GTx, Inc.	Oncternal Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash, cash equivalents and short-term investments	$ 21,187	$ 16,935	$(8,689)	D	$ 29,433
Prepaid expenses and other current assets	1,347	406	—		1,753
Total current assets	22,534	17,341	(8,689)		31,186
Property and equipment, net	12	—	—		12
Asset acquisition costs	—	1,347	(1,347)	D	—
Other	90	753	(90)	D	753
Total assets	$ 22,636	$ 19,441	$ (10,126)		$ 31,951

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$ 609	$ 2,223	$ (1,563)	D	$ 1,269
Accrued and other current liabilities	1,210	1,214	(590)	D	1,834
Deferred grant revenue	—	639	—		639
Total current liabilities	1,819	4,076	(2,153)		3,742
Warrant liability	—	657	(657)	C	—
Convertible preferred stock	—	46,588	(46,588)	C	—
Stockholders’ equity (deficit):
Common stock	24	5	(14)	A,B,C	15
Additional paid-in capital	626,650	1,793	(543,910)	F,G	84,533
Accumulated deficit	(605,857)	(33,678)	583,196	F,H	(56,339)
Total stockholders’ equity (deficit)	20,817	(31,880)	39,272		28,209
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$ 22,636	$ 19,441	$ (10,126)		$ 31,951

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2019

(in thousands, except per share data)

	GTx, Inc.	Oncternal Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Grant revenue	$ —	$ 470	$ —		$ 470
Operating expenses:
Research and development	2,434	1,896	(818)	D	3,512
General and administrative	3,507	932	(1,498)	D	2,941
Total operating expenses	5,941	2,828	(2,316)		6,453
Loss from operations	(5,941)	(2,358)	2,316		(5,983)
Change in fair value of preferred stock warrant liability	—	17	(17)	E	—
Interest and other income, net	139	47	—		186
Net loss	$(5,802)	$(2,294)	$ 2,299		$ (5,797)

Net loss per share, basic and diluted	$ (1.69)	$ (0.62)	$ —		$ (0.38)
Weighted-average shares of common stock outstanding, basic and diluted	3,436	3,676	8,148	I	15,260

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except per share data)

	GTx, Inc.	Oncternal Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Grant revenue	$ —	$ 2,521	$ —		$ 2,521
Operating expenses:
Research and development	29,669	8,287	(107)	D	37,849
General and administrative	9,390	1,820	(111)	D	11,099
Total operating expenses	39,059	10,107	(218)		48,948
Loss from operations	(39,059)	(7,586)	218		(46,427)
Change in fair value of preferred stock warrant liability	—	713	(713)	E	—
Interest and other income, net	641	294	—		935
Net loss	$(38,418)	$(6,579)	$ (495)		$ (45,492)

Net loss per share, basic and diluted	$ (11.52)	$ (1.83)	$ —		$ (3.52)
Weighted-average shares of common stock outstanding, basic and diluted	3,335	3,591	6,016	I	12,942

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On March 6, 2019, as amended on April 30, 2019, GTx entered into the Merger Agreement with Private Oncternal. Pursuant to the terms set forth in the Merger Agreement and effective on June 7, 2019: (i) Private Oncternal merged into a subsidiary of GTx and became the surviving entity, and (ii) GTx was re-named Oncternal Therapeutics, Inc. The references to “the Company” in these footnotes refer to the combined merged companies following the Merger.

Immediately prior to the effective time of the Merger: (i) all of the outstanding shares of Private Oncternal’s convertible preferred stock were converted into shares of Private Oncternal’s common stock, (ii) all of the outstanding shares of Private Oncternal’s common stock were converted into the Company’s common stock at an exchange rate of approximately 0.073386 shares of Private Oncternal’s common stock, after taking into account a one-for-seven reverse stock split (the “Exchange Ratio”), (iii) all of Private Oncternal’s outstanding warrants to purchase shares of Series B-2 convertible preferred stock were converted into warrants to purchase shares of GTx common stock, as adjusted for the Exchange Ratio; and as amended in connection with the Merger, no longer require liability accounting and the then fair value of the warrant liability will be reclassified into stockholders’ equity, (iv) Private Oncternal Therapeutics, Inc., which remains as a wholly-owned subsidiary, changed its name to Oncternal Oncology, Inc., (v) each outstanding vested and unvested option to purchase Private Oncternal’s common stock were converted into an option to purchase common stock of the Company, as adjusted for the Exchange Ratio, and (vi) the Company amended its restated certificate of incorporation to authorize 60,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock, each with a par value of $0.001 per share. No fractional shares of GTx common stock were issued in connection with the Merger, and holders of Private Oncternal capital stock were entitled to receive cash for any fractional share ownership in lieu of stock thereof.

The Merger will be accounted for as a reverse asset acquisition by Private Oncternal. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen is met, the set is not a business. In connection with the acquisition of GTx, substantially all the fair value is included in IPR&D and, as such, the acquisition is expected to be treated as an asset acquisition. GTx’s assets and liabilities will be measured and recognized at their relative fair values allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of the Company after the consummation of the Merger. The reported consolidated financial condition and results of operations of the Company after completion of the Merger will reflect these fair values.

At the completion of the Merger, holders of GTx common stock immediately prior to the Merger owned approximately 22.5% of the combined Company and holders of Private Oncternal common stock immediately prior to the Merger owned approximately 77.5% of the combined Company.  To the extent outstanding stock options or warrants originating from Private Oncternal are exercised in the future, it will result in further dilution to GTx’s stockholders.

Prior to the closing of the Merger, GTx, Marc Hanover, as representative of the holders of contingent value right (“CVRs”), and Computershare Inc., as the Rights Agent, entered into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, for each share of GTx common stock held immediately prior to the closing of the Merger, GTx stockholders immediately prior to the closing of the Merger received one CVR entitling such holders to receive in the aggregate 75% of any net proceeds received during the 15-year period after the closing of the Merger from the grant, sale or transfer of rights to GTx’s selective androgen receptor degrader (“SARD”) or selective androgen receptor modulator (“SARM”) technology that occurs during the 10-year period after the closing of the Merger (or in the eleventh year if based on a term sheet approved during the initial 10-year period) and to receive royalties on the sale of any SARD products by the combined company during the 15-year period after the closing of the Merger. Under the CVR agreement, Private Oncternal (as successor in interest to GTx) agreed to use commercially reasonable efforts to develop or divest SARD technology and to divest SARM technology, subject to certain limitations. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the Securities and Exchange Commission or listed for trading on any exchange. The CVR Agreement will continue in effect until the payment of all amounts payable thereunder. Due to the contingent nature of the CVR, no purchase price value has been assigned herein.

2.	Estimated Purchase Price

The accompanying unaudited pro forma condensed consolidated financial statements reflect an estimated reverse asset acquisition price of $31.2 million.

The total estimated purchase price and allocated purchase price is summarized as follows
(in thousands, except share and per share data):

Number of shares of the combined company owned by GTx stockholders (i)	3,458,170
Multiplied by the fair value per share of GTx common stock (ii)	$8.40
Total	29,049
Estimated transaction costs	2,154
Total estimated purchase price	$31,203

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

March 31, 2019 (in thousands)
Cash, cash equivalents and short-term investments as of March 31, 2019	$21,187
Other net working capital deficit acquired as of March 31, 2019	(460)
In-process research and development (“IPR&D”) (iii)	10,476
Total estimated purchase price	$31,203

(i)Represents the actual post reverse stock split effected number of shares of common stock of the combined company that holders of GTx common stock immediately prior to the completion of the Merger own as of the closing date of the Merger. Consideration related to the fair value of GTx stock options vested and outstanding at the date of the closing of the Merger has been excluded from the calculation as the amount allocated to the acquisition and the post-Merger expense that will have a continuing impact to the combined company is not considered material.

(ii)Represents the actual closing price as reported on the Nasdaq Capital Market on June 7, 2019, as adjusted for the reverse stock Split.

(iii)IPR&D represents the research and development projects of GTx which were in-process, but not yet completed, and which Oncternal plans to advance. This includes the development of GTx’s preclinical SARD technology. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the final transaction costs and the actual amount of cash used for GTx’s operations are known. The final valuation of the IPR&D consideration could differ significantly from the current estimate.

3.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on the estimated purchase price.

Given Oncternal’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials.

The pro forma adjustments, as of March 31, 2019 for the unaudited pro forma condensed combined balance sheet and for the three months ended March 31, 2019 and the year ended December 31, 2018 for the unaudited pro forma condensed combined statement of operations, relate to the following:

A.To reflect the elimination of GTx’s historical stockholders’ equity balances, including accumulated deficit.

B.To reflect the fair value of the common stock, as of the actual closing date of June 7, 2019, retained by GTx stockholders.

C.To reflect the: (i) conversion of Oncternal convertible preferred stock to GTx common stock, (ii) reclassification of Oncternal’s warrant liability to a warrant to purchase GTx’s common stock in connection with the Merger, which will be classified within stockholders’ equity, and (iii) issuance of GTx common stock in exchange for outstanding Private Oncternal common stock.

D.To reflect GTx’s wind down of operations including cash reserved for severance charges for GTx employees, tail insurance coverage and combined estimated Merger related costs and Oncternal’s Merger transaction expenses.

E.The pro forma adjustment eliminates the remeasurement of the warrant liability which was reclassified to stockholders’ equity (deficit) upon the closing of the Merger.

F.To reflect the net stock compensation expense related to the accelerated vesting of stock option awards to employees of GTx upon closing of the Merger as well as stock compensation expense related to the modification of the term and accelerated vesting of options of employees terminated in the first quarter of 2019. As of the closing of the Merger, all outstanding options became fully vested with no requisite future service. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statement of operations because these amounts are not expected to have a continuing effect on the operating results of the combined company.

G.To record the following adjustments to additional paid-in-capital (in thousands):

March 31, 2019
Elimination of GTx additional paid-in capital (A)	$ (626,650)
To reflect the fair value of the common stock retained by GTx stockholders (B)	31,193
Conversion of Oncternal convertible preferred stock and warrant liability (C)	47,245
Stock-based compensation related to accelerated GTx options vesting and modifications (F)	4,302
Total	$ (543,910)

H. To record the following accumulated deficit adjustments (in thousands):
March 31, 2019
Elimination of GTx accumulated deficit (A)	$ 605,857
Estimated transaction costs (D)	(7,883)
Stock-based compensation related to accelerated GTx options vesting and modifications (F)	(4,302)
In-process research and development	(10,476)
Total	$ 583,196

I. Earnings Per Share - The unaudited pro forma combined basic and diluted earnings per share for the three months ended March 31, 2019 and the year ended December 31, 2018 reflects the respective weighted-average common shares outstanding of GTx and Oncternal. The shares included in the “Pro forma adjustment” column represent the weighted-average common shares outstanding resulting from the conversion at closing of the Merger of each share of outstanding Oncternal convertible preferred stock into one share of Oncternal common stock, and as adjusted to reflect the Exchange Ratio and one-for-seven reverse stock split consummated on June 7, 2019.